1700 South Patterson Boulevard Dayton, OH 45479 NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on January 27, 2004

NCR Reports Strong Fourth-Quarter Operating Results

•	Better-than-expected revenues in Data Warehousing and Financial Self Service

•	Operating margin expansion led by improvements in Retail Store Automation, Data Warehousing and Financial Self Service

•	Operating cash flow for the year improved $194 million, up 79 percent, versus 2002

DAYTON, Ohio – NCR Corporation (NYSE: NCR) today reported financial results for the quarter ended December 31, 2003, including earnings of $0.84 per diluted share and revenue of $1.64 billion, up 4 percent from revenue in the fourth quarter of 2002. Included in the year-over-year revenue comparison for the fourth quarter was 6 percentage points of benefit from foreign currency fluctuations. At the beginning of the quarter, NCR had expected 3 to 4 percentage points of benefit from currency.

Operating income for the fourth quarter was $113 million versus $76 million in the fourth quarter of 2002. Included in the year-over-year comparison was $42 million of negative impact from pension expense, which was partially offset by $21 million of asset impairment, real estate consolidation and restructuring charges recorded in the fourth quarter of 2002. Aided by currency translation, operating margin for the fourth quarter improved more than 2 percentage points versus the prior-year period.

NCR reported fourth-quarter 2003 net income of $80 million, or $0.84 per diluted share, versus net income of $57 million, or $0.57 per diluted share in the fourth quarter of 2002.

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“NCR improved its operational performance during 2003, despite headwind from pension expense and a challenging capital-spending climate. We made progress on each of the cost and expense initiatives we established a year ago. Additionally, we enhanced the value propositions of our products and services, improved our demand-creation capability and significantly improved our operating cash flow,” said Mark Hurd, president and chief executive officer of NCR.

“During 2003 we reduced our cost and expense structure by more than $100 million, putting us solidly on track to achieve our annual cost savings target of $250 million by the end of 2005. As we continue to successfully execute our operating plan, NCR should make further improvements in 2004,” Hurd said.

Operating Segment Results

The operating segment results discussed below exclude the impact of $26 million of pension expense in the fourth quarter of 2003 and $16 million of pension income in the fourth quarter of 2002. When evaluating the year-over-year performance of, and making decisions regarding, its operating segments, NCR excludes the effect of pension expense/income and, in the fourth quarter of 2002, excluded charges of $21 million relating to asset impairment, real estate consolidation and restructuring. Schedule B, found later in this earnings release, reconciles total “Income from operations excluding pension expense/income and the 2002 restructuring and asset-impairment charges” for all of the company’s operating segments to “Total income from operations” for the company.

Data Warehousing Operating Segment

Operating margin improves 7 percentage points to 17 percent

NCR’s Data Warehousing segment reported fourth-quarter revenue of $361 million, up 6 percent from the fourth quarter of 2002. Fourth-quarter year-over-year revenue comparison included a benefit of 5 percentage points from foreign currency fluctuations.

Operating income of $61 million for the quarter increased more than 75 percent from $34 million in the fourth quarter of 2002, due to higher volume, increasing contributions from support services, higher hardware and software margins, a more favorable mix of software, a lower cost structure and favorable impact from currency.

With increasing regulatory, economic and competitive pressures, companies are recognizing a growing need for enterprise analytics and investing in their technology infrastructures. Companies continue to install and upgrade their Teradata® data warehouses; however, Data Warehousing revenue growth continues to be limited by the capital-spending environment.

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Financial Self Service Operating Segment

Strong revenue growth and lower cost lead to 4 points of operating margin expansion

The Financial Self Service segment generated fourth-quarter revenue of $392 million, up 13 percent from the year-ago period. Fourth-quarter revenue growth included a year-over-year benefit of 8 percentage points from foreign currency fluctuations.

Operating income of $77 million improved 38 percent from $56 million generated in the prior-year period. Fourth-quarter operating margin improved 4 percentage points to 20 percent versus the fourth quarter of 2002 due to higher revenue, improved supply-chain costs, better expense management and favorable impact from currency.

As a result of regulatory changes, increased automated teller machine (ATM) upgrade and replacement activity is likely over the next several years as financial institutions install new-generation modular ATMs that can facilitate automated check and cash deposit. These new deposit-capable ATMs should allow banks to reduce check processing and transport costs, thereby providing very attractive return on investment for the banks and added convenience for their customers.

Retail Store Automation Operating Segment

Operating margin improvement generated from better cost and expense management

For the fourth quarter of 2003, Retail Store Automation generated $234 million in revenue, in line with the $233 million in the fourth quarter of 2002. Fourth-quarter year-over-year revenue comparison for Retail Store Automation included a benefit of 6 percentage points from foreign currency fluctuations.

Fourth-quarter operating income of $14 million was a $15 million improvement from the prior-year period. Operating margin in the fourth quarter improved to 6 percent from an operating loss in the fourth quarter of 2002, due to favorable impact from foreign currency fluctuations and a reduction in supply-chain, engineering and infrastructure costs.

Although retailers continue to be cautious with capital spending, several are installing NCR’s newest line of point-of-sale terminals and expanding their self-checkout system pilots to rollouts.

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Customer Services Operating Segment

Operational improvement offset by unfavorable revenue mix and continued pricing pressure

Customer Services revenue increased to $482 million in the fourth quarter of 2003, up 4 percent from the prior-year period. Fourth-quarter year-over-year revenue comparison for Customer Services included a benefit of 6 percentage points from foreign currency fluctuations.

Operating income of $6 million in the quarter declined from the $13 million reported in the fourth quarter of 2002, due to pricing pressure and the continued decline in higher-margin revenue from exited businesses. Operating margin declined to 1 percent from 3 percent in the fourth quarter of 2002.

Systemedia Operating Segment

Improved operating margin on lower revenues

Systemedia fourth-quarter revenue was $141 million, down 2 percent from the revenue generated in the year-ago period due to softness in the printer-consumables market worldwide. Fourth-quarter year-over-year revenue comparison included a benefit of 6 percentage points from foreign currency fluctuations.

Although revenue declined, operating income improved to $7 million from the $3 million reported in fourth quarter of 2002 as Systemedia continued to improve its operating leverage due to lower production and materials cost and reduced overhead expenses.

Payment and Imaging Operating Segment

Higher revenue leads to improved profitability

Payment and Imaging generated $51 million in revenue during the fourth quarter, up 24 percent from the prior-year period. The higher revenue reflects the timing of major imaging solution implementations that occurred during the quarter. Fourth-quarter revenue growth included a year-over-year benefit of 4 percentage points from foreign currency fluctuations.

Aided by the higher revenue during the quarter, Payment and Imaging generated $7 million of operating income, an increase of $2 million from the fourth quarter of 2002. Due to actions to improve operational efficiency and higher volume leveraged against fixed costs, operating margin improved by 2 percentage points.

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Non-Operating Items

Net Interest and Other Expense in the fourth quarter of 2003 totaled $6 million, down from $25 million in the prior-year period. In the fourth quarter of 2002, Other Expense included $22 million of asset impairment charges.

The weighted average number of shares outstanding on a fully diluted basis decreased to 95.6 million in the fourth quarter of 2003 from 98.8 million in the fourth quarter of 2002 due to the company’s continued share-repurchase activity. During the fourth quarter of 2003, NCR repurchased approximately 500,000 shares of NCR common stock for approximately $16 million. During the year, NCR used approximately $90 million to repurchase 4.1 million shares.

The company’s tax rate for the fourth quarter was lower than anticipated due to the finalization of international tax matters. The lower tax rate resulted in $0.04 of incremental earnings per share.

Balance Sheet

NCR ended the fourth quarter with $689 million in cash and short-term investments, a significant increase from the $581 million cash balance on September 30, 2003. As of December 31, 2003, NCR had short- and long-term debt of $310 million, down from $317 million on September 30, 2003.

Due to strong return on pension plan assets during 2003, which resulted in a decrease in minimum liability associated with its pension plans, NCR’s Stockholders’ Equity increased by approximately $489 million. This non-cash, after-tax, adjustment did not have any effect on NCR’s fourth-quarter or 2003 earnings per share.

Cash Flow Improvement

NCR generated $167 million of cash flow from operations in the fourth quarter of 2003 versus $144 million of cash generated from operations in the same period in 2002. Capital expenditures in the fourth quarter of 2003 were $70 million compared to $60 million of capital expenditures in the year-ago period.

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NCR generated $97 million of free cash flow in the fourth quarter of 2003 versus free cash flow of $84 million in the year-ago period, a $13 million improvement. For the full year, free cash flow generation was $212 million, versus negative free cash flow of $12 million in 2002. The $224 million improvement in free cash flow resulted from stronger operations and improvements in working capital management. NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property, plant and equipment and additions to capitalized software.

	For the Periods Ended December 31
	Three Months		12 Months
	2003	2002	2003	2002
Cash provided by operating activities (GAAP) (1)	$167	$144	$441	$247

Less capital expenditures for:
Net expenditures for reworkable service parts	(29)	(29)	(96)	(113)
Expenditures for property, plant and equipment	(21)	(15)	(63)	(81)
Additions to capitalized software	(20)	(16)	(70)	(65)

Total capital expenditures	(70)	(60)	(229)	(259)

Free cash flow (non-GAAP measure) (2)	$97	$84	$212	$(12)

(1)	Generally Accepted Accounting Principles (GAAP)

(2)	NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered as a substitute for, or superior to, cash flows from operating activities under GAAP or as a proxy for cash flow available for discretionary spending.

Outlook

NCR expects growth in its Data Warehousing and Financial Self Service businesses in 2004. Furthermore, Retail Store Automation revenue in 2004 should be comparable to the 2003 revenue level that was aided by 12 percent growth.

NCR expects to make further progress on its operating plan in 2004. This progress should more than offset the impact of higher pension expense in 2004 and should result in net earnings growth. This improvement is reflected in the following guidance, for both the full year as well as the seasonally weak first quarter.

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	2004 First Quarter	2004 Full Year
Year-over-year revenue growth:
Total NCR	0-2%	Flat
Data Warehousing	0-5%	3-5%
Financial Self Service	5-10%	3-5%
Retail Store Automation	0-5%	Flat
Systemedia	0-5%	Flat
Payment & Imaging	(10-15)%	(0-5)%
Customer Services	(0-5)%	(0-3)%
Other	(20-25)%	(20-25)%
Earnings per share	$(0.25) - $(0.35)	$0.85 - $0.95

Assuming approximately $275 million of capital expenditures, NCR expects cash flow from operations less capital expenditures, or free cash flow, of approximately $100 million in 2004. Given the working capital improvements NCR made in 2003, going forward, free cash flow should more closely approximate net income.

2003 Fourth-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s fourth-quarter results during a conference call today at 10:00 a.m. (ET). Live access to the conference call, as well as a replay, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2003 fourth-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship Technology™ solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,000 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the uncertain economic climate and its impact on the markets in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-sale solutions) by our current and potential customers and other general economic and business conditions; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf-labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings such as Retail Store Automation, Financial Self Service and Systemedia solutions; short product cycles, rapidly changing technologies and maintaining competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; changes in generally accepted accounting principles and

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the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2003	2002	2003	2002
Revenue
Products	$898	$854	$2,835	$2,885
Services	745	727	2,763	2,700

Total revenue	1,643	1,581	5,598	5,585

Cost of products	548	572	1,800	1,883
Cost of services	601	569	2,264	2,115

Total gross margin	494	440	1,534	1,587
% of Revenue	30.1%	27.8%	27.4%	28.4%

Selling, general and administrative expenses	319	305	1,171	1,166
Research and development expenses	62	59	233	232

Income from operations	113	76	130	189
% of Revenue	6.9%	4.8%	2.3%	3.4%

Interest and other expense, net	6	25	58	58

Income before income taxes and cumulative effect of accounting change	107	51	72	131
% of Revenue	6.5%	3.2%	1.3%	2.3%
Income tax expense (benefit)	27	(6)	14	3

Income before cumulative effect of accounting change	80	57	58	128

Cumulative effect of accounting change - Goodwill impairment, net of tax	—	—	—	(348)

Net income (loss)	$80	$57	$58	$(220)

% of Revenue	4.9%	3.6%	1.0%	(3.9)%
Net income (loss) per common share
Basic before cumulative effect of accounting change	$0.85	$0.58	$0.61	$1.30
Cumulative effect of accounting change - Goodwill impairment	—	—	—	(3.55)

Basic	$0.85	$0.58	$0.61	$(2.25)

Diluted before cumulative effect of accounting change	$0.84	$0.57	$0.61	$1.27
Cumulative effect of accounting change - Goodwill impairment	—	—	—	(3.48)

Diluted	$0.84	$0.57	$0.61	$(2.21)

Weighted average common shares outstanding
Basic	94.6	97.3	95.0	97.9
Diluted	95.6	98.8	95.9	99.9

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(in millions)

	For the Periods Ended December 31
	Three Months			Twelve Months
	2003	2002	% Change	2003	2002	% Change
Revenue by Segment
Data Warehousing
Data Warehousing solution	$291	$283	3%	$949	$1,002	(5)%
Data Warehousing support services	70	58	21%	264	224	18%

Total Data Warehousing	361	341	6%	1,213	1,226	(1)%
Financial Self Service	392	346	13%	1,149	1,095	5%
Retail Store Automation	234	233	—	797	714	12%
Systemedia	141	144	(2)%	494	518	(5)%
Payment and Imaging	51	41	24%	152	152	—
Customer Services
Products	—	—	—	—	2	(100)%
Professional and installation-related services	95	71	34%	320	218	47%
Customer Service Maintenance:
Financial Self Service	141	138	2%	546	516	6%
Retail Store Automation	117	117	—	467	462	1%
Payment and Imaging	28	28	—	107	107	—
Other	101	111	(9)%	409	486	(16)%

Total Customer Services	482	465	4%	1,849	1,791	3%

Other	71	74	(4)%	242	287	(16)%
Elimination of installation-related services included in both the Customer Services segment and the other reported segments	(89)	(63)	41%	(298)	(198)	51%

Total Revenue	$1,643	$1,581	4%	$5,598	$5,585	—

Operating Income (Loss) by segment
Data Warehousing	$61	$34		$145	$112
Financial Self Service	77	56		165	115
Retail Store Automation	14	(1)		—	(57)
Systemedia	7	3		14	6
Payment and Imaging	7	5		21	19
Customer Services	6	13		27	37
Other	(8)	(11)		(48)	(46)
Elimination of installation-related services operating income included in both the reported segments	(25)	(18)		(89)	(50)

Income excluding pension (expense)/income and the 2002 restructuring and asset-impairment charges	139	81		235	136
Pension (expense)/income	(26)	16		(105)	74
2002 restructuring and asset-impairment charges	—	(21)		—	(21)

Total Income from operations	$113	$76		$130	$189

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	December 31 2003	September 30 2003	December 31 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$689	$581	$526
Accounts receivable, net	1,230	1,152	1,204
Inventories	308	319	263
Other current assets	212	187	193

Total current assets	2,439	2,239	2,186

Property, plant and equipment, net	746	734	792
Prepaid pension cost	1,386	812	794
Deferred income taxes	558	615	596
Other assets	368	348	304

Total assets	$5,497	$4,748	$4,672

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$3	$11	$5
Accounts payable	414	380	364
Payroll and benefits	300	255	227
Customer deposits and deferred service revenue	362	332	339
Other current liabilities	500	414	482

Total current liabilities	1,579	1,392	1,417

Long-term debt	307	306	306
Pension and indemnity	484	729	696
Postretirement and postemployment benefits	272	295	312
Other long-term liabilities	980	719	616

Total liabilities	3,622	3,441	3,347

Total stockholders’ equity	1,875	1,307	1,325

Total liabilities and stockholders’ equity	$5,497	$4,748	$4,672

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Periods Ended December 31
	Three Months		Twelve Months
	2003	2002	2003	2002
Operating Activities
Net income (loss)	$80	$57	$58	$(220)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	77	83	315	328
Deferred income taxes	(3)	(30)	9	(27)
Goodwill impairment	—	—	—	348
Other adjustments to income (loss), net	(2)	32	1	50
Changes in assets and liabilities:
Receivables	(78)	(8)	(26)	(90)
Inventories	11	49	(45)	18
Current payables	122	(3)	122	(12)
Customer deposits and deferred service revenue	30	(18)	22	21
Employee severance and pension	(19)	(41)	(7)	(155)
Other assets and liabilities	(51)	23	(8)	(14)

Net cash provided by operating activities	167	144	441	247

Investing Activities
Net expenditures for reworkable service parts	(29)	(29)	(96)	(113)
Expenditures for property, plant and equipment	(21)	(15)	(63)	(81)
Proceeds from sales of property, plant and equipment	1	10	7	23
Additions to capitalized software	(20)	(16)	(70)	(65)
Other investing activities	1	(1)	(3)	16

Net cash used in investing activities	(68)	(51)	(225)	(220)

Financing Activities
Purchase of Company common stock	(16)	(19)	(90)	(66)
Short-term borrowings, net	(8)	(17)	(2)	(133)
Long-term debt, net	—	—	1	296
Other financing activities	21	6	15	54

Net cash (used in) provided by financing activities	(3)	(30)	(76)	151

Effect of exchange rate changes on cash and cash equivalents	12	2	23	13

Increase in cash and cash equivalents	108	65	163	191
Cash and cash equivalents at beginning of period	581	461	526	335

Cash and cash equivalents at end of period	$689	$526	$689	$526